UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NAVISTAR INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3359573
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

2701 Navistar Drive Lisle, Illinois	60532
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (File No. 001-09618) on June 22, 2012 (the “Form 8-A”) by Navistar International Corporation, a Delaware corporation (the “Company”). The Form 8-A is incorporated herein by reference.

In connection with the Settlement Agreement, effective as of October 5, 2012, with Carl C. Icahn, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Beckton Corp., Hopper Investments LLC, Barberry Corp., High River Limited Partnership, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P. and Icahn Enterprises G.P. Inc. and the Settlement Agreement, effective as of October 5, 2012 with Mark H. Rachesky, M.D., MHR Holdings LLC, MHR Fund Management LLC, MHR Institutional Advisors III LLC, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Advisors LLC, and MHR Institutional Partners III LP, effective as of October 5, 2012, the Company and Computershare Shareholder Services LLC, as the rights agent (the “Rights Agent”) under the Company’s Rights Agreement, dated as of June 19, 2012 (the “Rights Agreement”), entered into Amendment No. 1 (“Amendment No. 1”) to the Rights Agreement to, among other things, permit certain discussions among board members and their affiliates under the Rights Agreement. Amendment No. 1 also amends the definition of “Beneficial Owner” to provide, among other things, that a Person (as defined in the Rights Agreement) that is a director or who has been designated a director would not be deemed to beneficially own securities of the Company (1) beneficially owned by certain other Persons as a result of certain described activities or conduct or (2) that a director acquired from the Company as part of the director’s compensation.

Effective as of October 5, 2012, the Company and the Rights Agent also entered into Amendment No. 2 (“Amendment No. 2”) to the Rights Agreement to amend the definition of “Acquiring Person” to clarify that an “Exempt Person” remains an “Exempt Person” so long as such person does not become the beneficial owner of a number of shares of common stock greater than the number of shares beneficially owned by such Exempt Person as of the initial time of adoption of the Rights Plan.

The foregoing descriptions of the terms of Amendment No. 1 and Amendment No. 2 to the Rights Agreement do not purport to be complete and are qualified in their entirety by the complete text of Amendment No. 1 and Amendment No. 2 to the Rights Agreement, copies of which are filed as Exhibit 4.2 and Exhibit 4.3, respectively, and incorporated by reference herein.

Item 2.	Exhibits.

Exhibit No.	Description

Exhibit 4.1	Rights Agreement by and between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto, and the form of Summary of Rights as Exhibit C thereto) (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on June 20, 2012, File No. 001-09618).

Exhibit 4.2	Amendment No. 1 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

Exhibit 4.3	Amendment No. 2 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.2 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 10, 2012

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt A. Kramer
Name:	Curt A. Kramer
Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 4.1	Rights Agreement by and between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto, and the form of Summary of Rights as Exhibit C thereto) (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on June 20, 2012, File No. 001-09618).

Exhibit 4.2	Amendment No. 1 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

Exhibit 4.3	Amendment No. 2 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.2 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

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